SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2010

SIGMA-ALDRICH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-8135	43-1050617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3050 Spruce Street

St. Louis, Missouri 63103

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (314) 771-5765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, on October 25, 2010, Sigma-Aldrich Corporation (the “Company”) entered into an Underwriting Agreement with Banc of America Securities LLC and J.P. Morgan Securities LLC, as Representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $300,000,000 aggregate principal amount of its 3.375% Senior Notes due November 1, 2020 (the “Notes”).

On October 28, 2010, the parties completed the offering, and the Notes were issued pursuant to an Indenture (the “Indenture”), dated as of such date, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Notes are unsecured and unsubordinated obligations of the Company and rank equally with all of the Company’s existing and future unsecured and unsubordinated indebtedness from time to time outstanding.

The Notes bear interest at the rate of 3.375% per year. Interest on the Notes is payable semiannually in arrears on May 1 and November 1, commencing May 1, 2011. The Notes will mature on November 1, 2020.

The Company may redeem the Notes for cash in whole, at any time, or in part, from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the stated maturity of the Notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate (as defined in Notes) plus 15 basis points.

In addition, at any time on or after three months prior to the maturity date, the Company may redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date.

If the Company experiences a “Change of Control Triggering Event” (as defined in the Notes) with respect to the Notes, unless the Company has exercised its right to redeem the Notes, each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder’s Notes at a price equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest, if any, as provided in the Notes.

The Indenture and the Notes contain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur secured indebtedness; enter into certain sale and leaseback transactions; and enter into certain mergers, consolidations and sales of substantially all of the Company’s assets. The above restrictions are subject in each case to important exceptions, as specified in the Indenture and the Notes.

The Indenture contains customary event of default provisions. If an event of default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare the Notes to be immediately due and payable

The public offering price of the Notes was 99.915% of the principal amount. The Company received net proceeds (before expenses) of approximately $297.8 million and will use such proceeds for general corporate purposes.

The Notes were offered and sold pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration Nos. 333-170109) under the Securities Act of 1933, as amended, which became effective upon filing with the Securities and Exchange Commission (the “SEC”) on October 25, 2010. The Company has filed with the SEC a prospectus supplement, dated October 25, 2010, together with the accompanying prospectus, dated the same date, relating to the offering and sale of the Notes.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Note, copies of which are attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

The Company and its subsidiaries may maintain deposits or conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. An affiliate of the trustee is also a lender under the Company’s

European revolving credit facility due March 13, 2014, under which no amounts were currently outstanding as of October 25, 2010.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Notes and the Indenture set forth in Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

We are filing this Current Report on Form 8-K to add exhibits to the Company’s Registration Statement on Form S-3 (File No. 333-170109).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2010

SIGMA-ALDRICH CORPORATION

By:	/s/ George L. Miller
George L. Miller
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	Indenture dated October 28, 2010, between Sigma-Aldrich Corporation and Deutsche Bank Trust Company Americas, as trustee.

4.2	Form of 3.375% Note due November 1, 2020.

5.1	Legal Opinion of Bryan Cave LLP.

8.1	Tax Opinion of Bryan Cave LLP.

23.1	Consent of Bryan Cave LLP (included in Exhibits 5.1 and 8.1 above).